Exhibit 13(a)(4)

Item 13(a)(4)

On July 3, 2019, Ernst & Young, LLP (“EY”) resigned as the independent registered public accounting firm of the USAA ETF Trust as a result of the Reorganizations that occurred on July 1, 2019. EY’s report on the financial statements of the USAA ETF Trust for the fiscal period ended August 31, 2018, did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the USAA ETF Trust’s most recent fiscal years and through July 3, 2019, there were no (1) disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to EY’s satisfaction, would have caused it to make reference to that matter in connection with its report; or (2) “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

Cohen & Company, Ltd (“Cohen”) is the independent registered public accounting firm of the Funds for the fiscal year ended August 31, 2019. Cohen, located at 1350 Euclid Avenue, Suite 800, Cleveland, Ohio 44115, serves as the independent registered public accounting firm for other Victory Funds.

The Trust has requested that EY furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements.  A copy of such letter, dated November 8, 2019 is attached as Attachment A to this exhibit.

November 8, 2019

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 13(a)(4) of the Form N-CSR dated November 8, 2019 of the Victory Portfolios II (for  VictoryShares USAA Core Short-Term Bond ETF, VictoryShares USAA Core Intermediate-Term Bond ETF, VictoryShares USAA MSCI USA Value Momentum ETF, VictoryShares USAA MSCI USA Small Cap Value Momentum ETF, VictoryShares USAA MSCI International Value Momentum ETF and VictoryShares USAA MSCI Emerging Markets Value Momentum ETF, formerly known as USAA Core Short-Term Bond ETF, USAA Core Intermediate-Term Bond ETF, USAA MSCI USA Value Momentum Blend Index ETF, USAA MSCI USA Small Cap Value Momentum Blend Index ETF, USAA MSCI International Value Momentum Blend Index ETF and USAA MSCI Emerging Markets Value Momentum Blend Index ETF, respectively, which were formerly series funds of USAA ETF Trust) and are in agreement with the statements disclosed therein. We have no basis to agree or disagree with other statements of the registrant therein.

/s/ ERNST & YOUNG LLP